Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2006 Second Quarter and First Half

➢	Worldwide Net Revenue for the 2006 Second Quarter and First Half Increased 9% and 8% to $5.2 Billion and $10.0 Billion, Respectively

➢	Pharmaceuticals Net Revenue Growth of 11% for the 2006 Second Quarter Led by Enbrel® and Prevnar®

➢	Prevnar Added to the National Immunization Program in the United Kingdom

➢	Wyeth Submits Two New Drug Applications

➢	Tygacil™ Receives Approval for Use in Europe

Madison, New Jersey, July 20, 2006 - Wyeth (NYSE: WYE) today reported results for the 2006 second quarter and first half ending June 30, 2006. Worldwide net revenue increased 9% to $5.2 billion for the 2006 second quarter and 8% to $10.0 billion for the 2006 first half. There was no net foreign exchange impact on worldwide net revenue for the 2006 second quarter or the 2006 first half.

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Wyeth (Continued)

“Wyeth continued its strong performance in the 2006 second quarter,” said Robert Essner, Chairman and Chief Executive Officer. “Significant sales growth from Enbrel, Prevnar and most of our broad product portfolio, NDA filings for two new products, and the continuation of productivity initiatives including our Pharmaceuticals sales force reorganization have positioned us for further growth. We are on track for another excellent year, and expect to reach at least the upper end of our 2006 pro forma diluted earnings per share guidance range of $2.97-$3.07.”

2006 Second Quarter Product Highlights

ENBREL® continued to post strong revenue growth during the 2006 second quarter. Wyeth has exclusive rights to Enbrel outside of the U.S. and Canada where net revenue was $370 million for the 2006 second quarter, an increase of 36% over the 2005 second quarter. Enbrel sales in the U.S. and Canada are expected to be reported by Wyeth’s marketing partner Amgen later today.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel is the fastest growing pharmaceutical product among the top 10 pharmaceutical products ranked globally by sales (Enbrel currently ranked 9th). Enbrel continues to be Wyeth’s top selling product in Europe and, during the second quarter, Enbrel exceeded $300 million in quarterly EU sales for the first time.

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Wyeth (Continued)

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $518 million for the 2006 second quarter, an increase of 60% over the 2005 second quarter. A major contributor to Prevnar’s performance in the second quarter was its introduction in the National Immunization Program in the U.K. In addition, Prevnar was recently added to the national immunization schedules in Greece, Norway, Switzerland, Belgium and the Netherlands. Prevnar is the world’s best selling vaccine and is now available in 66 countries worldwide.

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder, was $918 million for the 2006 second quarter, an increase of 3% over the 2005 second quarter. For the first half of 2006, Effexor grew by 6% over the first half of 2005.

PROTONIX®, a proton pump inhibitor indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $441 million for the 2006 second quarter, a decrease of 3% versus the 2005 second quarter.

WYETH NUTRITION achieved net revenue of $300 million for the 2006 second quarter, an increase of 13% over the 2005 second quarter. Wyeth Nutrition is on track to achieve $1.0 billion in global annual sales for the second consecutive year.

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Wyeth (Continued)

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

Wyeth’s R&D efforts in the second quarter achieved a number of key milestones, with Wyeth filing two new drug applications (NDAs) for new products (bazedoxifene for osteoporosis and desvenlafaxine succinate for vasomotor symptoms); presenting important phase 3 data to the American Society of Clinical Oncology on TORISEL™ (temsirolimus) for advanced renal cell cancer; and receiving European approval for TYGACIL™. The Company also expects approval of LYBREL™ (levonorgestrel/ethinyl estradiol), a novel continuous regimen oral contraceptive for which Wyeth received an approvable letter from the U.S. Food and Drug Administration (FDA), and desvenlafaxine succinate (DVS-233) for major depressive disorder in 2007.

Three NDA submissions are expected to be filed in the next 9 months that represent innovative treatment breakthroughs, including the filing of bifeprunox for schizophrenia (in concert with our partner Solvay Pharmaceuticals); Torisel for renal cell carcinoma; and methylnaltrexone subcutaneous formulation for the treatment of opioid-induced side effects in patients with advanced illness (in concert with our partner Progenics Pharmaceuticals, Inc.).

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Wyeth (Continued)

2006 Second Quarter Results

Reported net income and diluted earnings per share for the 2006 second quarter were $1,064.8 million and $0.78, respectively, compared with $976.6 million and $0.72 for the 2005 second quarter. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R which requires the expensing of stock options. The 2006 second quarter results included stock option expense, which reduced diluted earnings per share by approximately $0.04. The 2005 second quarter results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.04 per share had we expensed stock options. To assist in performing second quarter comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The 2006 second quarter results also included charges of $39.5 million ($27.3 million after-tax or $0.02 per share-diluted) related to the Company’s productivity initiatives, which are discussed in greater detail below. The 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 second quarter, net income and diluted earnings per share, before certain significant items, were $1,092.1 million and $0.80, respectively. For the 2005 second quarter, net income and diluted earnings per share, assuming stock option expensing, would have been $922.8 million and $0.68, respectively. There were no certain significant items for the 2005 second quarter.

The increases in net income and diluted earnings per share for the 2006 second quarter, before certain significant items and assuming the expensing of stock options in the 2005

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Wyeth (Continued)

second quarter, resulted from higher net revenue, lower cost of goods sold and lower selling, general and administrative expenses, both as a percentage of net revenue, higher other income, net and lower interest expense, net offset, in part, by higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $16.7 million and $4.5 million in the 2006 and 2005 second quarter, respectively.

2006 First Half Results

Reported net income and diluted earnings per share for the 2006 first half were $2,184.4 million and $1.60, respectively, compared with $2,054.7 million and $1.52 for the 2005 first half. The 2006 first half results included stock option expense, which reduced diluted earnings per share by approximately $0.07. The 2005 first half results, which have not been restated to include the impact of expensing stock options, would have been lower by approximately $0.09 per share had we expensed stock options. In order to assist in performing first half comparisons, a pro forma presentation is provided under “Results of Operations – As Adjusted” at the end of this press release.

The 2006 first half results also included charges of $74.6 million ($51.5 million after-tax or $0.04 per share-diluted) related to the Company’s productivity initiatives, which are discussed in greater detail below. The 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. For the 2006 first half, net income and diluted earnings per share, before certain significant items, were $2,235.9 million and $1.64, respectively. For the 2005 first half, net income and diluted earnings per share, assuming stock option expensing, would

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Wyeth (Continued)

have been $1,935.8 million and $1.43, respectively. There were no certain significant items for the 2005 first half.

The increases in net income and diluted earnings per share for the 2006 first half, before certain significant items and assuming the expensing of stock options in the 2005 first half, resulted from higher net revenue, lower cost of goods sold and lower selling, general and administrative expenses, both as a percentage of net revenue, and lower interest expense, net offset, in part, by higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $34.3 million and $143.0 million in the 2006 and 2005 first half, respectively.

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Wyeth (Continued)

A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share, before certain significant items and assuming stock option expensing for the 2005 second quarter and first half, is presented in the following table:

	(UNAUDITED)
(In millions except per share amounts) Item Description	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Net income, as reported	$1,064.8	$976.6	$2,184.4	$2,054.7

Productivity initiatives	27.3	-	51.5	-

Net income, as adjusted, before certain significant items(1)	$1,092.1	$976.6	$2,235.9	$2,054.7

Stock-based employee compensation, not included in net income	-	(53.8)	-	(118.9)

Net income, as adjusted, including all stock-based compensation awards(2)	$1,092.1	$922.8	$2,235.9	$1,935.8

Diluted earnings per share, as reported	$0.78	$0.72	$1.60	$1.52

Productivity initiatives	0.02	-	0.04	-

Diluted earnings per share, as adjusted, before certain significant items(1)	$0.80	$0.72	$1.64	$1.52

Stock-based employee compensation, not included in net income	-	(0.04)	-	(0.09)

Diluted earnings per share, as adjusted, including all stock-based compensation awards(2)	$0.80	$0.68	$1.64	$1.43

(1)	Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the elimination of certain positions at the Company’s facilities have been excluded, as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

(2)	Stock-based compensation expense for the 2006 second quarter and first half has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. In order to present the results for the 2006 and 2005 second quarter and first half on a comparable basis, the 2005 second quarter and first half results have been adjusted in the above table to reflect the pro forma effect of expensing stock options in 2005.

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Wyeth (Continued)

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, as well as assuming stock option expensing for the 2005 second quarter and first half, net income and diluted earnings per share were $1,080.0 million and $0.79, respectively, for the 2006 second quarter as compared with $920.1 million and $0.68, for the 2005 second quarter and $2,212.3 million and $1.62, respectively, for the 2006 first half as compared with $1,843.0 million and $1.36, for the 2005 first half.

Productivity Initiatives

The Company continued with its long-term global productivity initiatives, which were launched in 2005, to adapt to the changing pharmaceutical industry environment. The guiding principles of these initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. As a result of these initiatives, the Company recorded charges of $39.5 million ($27.3 million after-tax or $0.02 per share-diluted) in the 2006 second quarter and $74.6 million ($51.5 million after-tax or $0.04 per share-diluted) in the 2006 first half to recognize the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization costs and the cost of eliminating certain positions at the Company’s facilities. Charges of $26.5 million were recorded within Cost of Goods Sold, $7.9 million within Selling, General and

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Wyeth (Continued)

Administrative Expenses and $5.1 million within Research and Development Expenses for the 2006 second quarter. Charges of $55.2 million were recorded within Cost of Goods Sold, $11.1 million within Selling, General and Administrative Expenses and $8.3 million within Research and Development Expenses for the 2006 first half. As of June 30, 2006, total net pre-tax charges of $265.2 million have been recorded in connection with the Company’s productivity initiatives since inception. Additional costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with these initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1,000.0 million, on a pre-tax basis.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 6/30/2006		Six Months Ended 6/30/2006
Reportable Segment	($ in 000’s)	Increase	($ in 000’s)	Increase/ (Decrease)

Pharmaceuticals	$4,286,251	11%	$8,321,763	10%

Consumer Healthcare	598,005	-	1,152,191	(5)%

Animal Health	272,487	11%	520,726	6%

Consolidated Total	$5,156,743	9%	$9,994,680	8%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 11% for the 2006 second quarter and 10% for the 2006 first half due primarily to higher sales of Prevnar, Enbrel, Effexor, Nutritionals and rhBMP-2 offset, in part, by lower sales of Zoton®, which is experiencing

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Wyeth (Continued)

generic competition. Increases in net revenue were also attributed to higher sales of Protonix and the Premarin® family of products for the 2006 first half. Additionally, alliance revenue increased 27% to $357.4 million for the 2006 second quarter, and 28% to $611.5 million for the 2006 first half, due primarily to higher sales of Enbrel in the U.S. and Canada. There was no net foreign exchange impact on Pharmaceuticals net revenue for the 2006 second quarter or first half.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue was flat for the 2006 second quarter and decreased 5% for the 2006 first half. The 2006 second quarter results were attributable to the absence of 2006 sales of Solgar products, which were divested in the 2005 third quarter, and an increase in sales of Advil®. The decrease in the 2006 first half was due primarily to the absence of 2006 sales of Solgar products, lower sales of Robitussin®, Dimetapp® and Advil Cold & Sinus® due to the impact of retailer actions and state legislation related to pseudoephedrine (PSE)-containing products offset, in part, by an increase in sales of Advil and Centrum®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 1% for the 2006 second quarter. There was no net foreign exchange impact on Consumer Healthcare net revenue for the 2006 first half.

Animal Health

Worldwide Animal Health net revenue increased 11% for the 2006 second quarter and 6% for the 2006 first half due to higher sales of companion animal and livestock products, partially offset by lower sales of equine products. There was no net foreign exchange impact on Animal Health net revenue for the 2006 second quarter or first half.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include risks associated with the inherent uncertainty of the timing and success of product research, development and commercialization (including with respect to our pipeline products), drug pricing and payment for our products by government and third-party payers, manufacturing, data generated on the safety and efficacy of our products, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, global business operations, product liability and other types of litigation, the impact of legislation and regulatory compliance, intellectual property rights, strategic relationships with third parties, environmental liabilities, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the second quarter and first half of 2006. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Net Revenue	$5,156,743	$4,713,835	$9,994,680	$9,292,833

Cost of Goods Sold(1)	1,373,559	1,337,090	2,710,677	2,686,547

Selling, General and Administrative Expenses(1)	1,652,397	1,527,912	3,116,993	2,980,593

Research and Development Expenses(1)	750,673	625,704	1,435,343	1,233,661

Interest Expense, Net	2,491	17,152	8,004	47,151

Other Income, Net(2)	(51,476)	(38,066)	(166,051)	(272,628)

Income Before Income Taxes	1,429,099	1,244,043	2,889,714	2,617,509

Provision for Income Taxes	364,309	267,469	705,341	562,764

Net Income(3)	$1,064,790	$976,574	$2,184,373	$2,054,745

Basic Earnings Per Share(4)	$0.79	$0.73	$1.62	$1.54

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,377	1,339,101	1,344,955	1,337,514

Diluted Earnings Per Share(4)	$0.78	$0.72	$1.60	$1.52

Average Number of Common Shares Outstanding During Each Period - Diluted	1,371,648	1,361,830	1,372,110	1,359,495

(1)	The 2006 second quarter included charges of $39,500 ($27,303 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $26,516 were included in Cost of Goods Sold, $7,927 in Selling, General and Administrative Expenses and $5,057 in Research and Development Expenses. The 2006 first half included charges of $74,600 ($51,503 after-tax or $0.04 per share-diluted) related to activities associated with the Company’s productivity initiatives. Charges of $55,191 were included in Cost of Goods Sold, $11,094 in Selling, General and Administrative Expenses and $8,315 in Research and Development Expenses.

(2)	Other income, net included royalty income for the 2006 second quarter and first half of $67,787 and $133,234, respectively, compared with $78,671 and $144,224 for the prior year.

(3)	Stock-based compensation expense for the 2006 second quarter and first half has been recorded in accordance with SFAS No. 123R, which the Company adopted as of January 1, 2006. The 2006 second quarter and first half results included net stock-based compensation expense for stock options, restricted stock and performance share awards totaling $94,793 and $148,536, respectively. The 2005 second quarter and first half results included net stock-based compensation expense only for restricted stock and performance share awards of $22,213 and $26,690, respectively. Prior to the adoption of SFAS No. 123R, no expense was recorded for stock options.

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Wyeth (Continued)

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $6,981 and $13,741 for the 2006 second quarter and first half, respectively, compared with $4,413 and $8,477 for the comparable periods in 2005.

Results of Operations – As Adjusted

The 2005 second quarter and first half results, as reported above, do not include the impact of expensing stock options. In order to assist in performing year-over-year comparisons during 2006, Wyeth has prepared the following presentation of its results of operations for the three months and six months ended June 30, 2006 and 2005, adjusted where noted below, to exclude certain significant items during the 2006 second quarter and first half and to reflect the 2005 second quarter and first half pro forma effect of expensing stock options.

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Wyeth (Continued)

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Net Revenue	$5,156,743	$4,713,835	$9,994,680	$9,292,833

Cost of Goods Sold(1)(2)	1,347,043	1,343,269	2,655,486	2,699,210

Selling, General and Administrative Expenses(1)(2)	1,644,470	1,570,556	3,105,899	3,073,260

Research and Development Expenses(1)(2)	745,616	646,480	1,427,028	1,279,590

Interest Expense, Net	2,491	17,152	8,004	47,151

Other Income, Net(3)	(51,476)	(38,066)	(166,051)	(272,628)

Income Before Income Taxes	1,468,599	1,174,444	2,964,314	2,466,250

Provision for Income Taxes(2)	376,506	251,625	728,438	530,462

Net Income(1)(2)	$1,092,093	$922,819	$2,235,876	$1,935,788

Basic Earnings Per Share(4)	$0.81	$0.69	$1.66	$1.45

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,377	1,339,101	1,344,955	1,337,514

Diluted Earnings Per Share(4)	$0.80	$0.68	$1.64	$1.43

Average Number of Common Shares Outstanding During Each Period - Diluted	1,371,648	1,361,830	1,372,110	1,359,495

(1)	Charges of $39,500 ($27,303 after-tax or $0.02 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 second quarter. These charges are considered certain significant items and have been excluded above as follows: $26,516 from Cost of Goods Sold, $7,927 from Selling, General and Administrative Expenses and $5,057 from Research and Development Expenses. Charges of $74,600 ($51,503 after-tax or $0.04 per share-diluted) related to activities associated with the Company’s productivity initiatives were excluded from the results of operations for the 2006 first half. These charges are considered certain significant items and have been excluded above as follows: $55,191 from Cost of Goods Sold, $11,094 from Selling, General and Administrative Expenses and $8,315 from Research and Development Expenses.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges which include the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented.

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Wyeth (Continued)

This measure should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2)	The adjusted results of operations for the 2005 second quarter includes the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $6,179 in Cost of Goods Sold, $42,644 in Selling, General and Administrative Expenses and $20,776 in Research and Development Expenses, as well as a related tax benefit of $15,844. The adjusted results of operations for the 2005 first half reflects the pro forma effect of expensing stock options relating to the Company’s stock compensation plans of $12,663 in Cost of Goods Sold, $92,667 in Selling, General and Administrative Expenses and $45,929 in Research and Development Expenses, as well as a related tax benefit of $32,302.

(3)	Other income, net included royalty income for the 2006 second quarter and first half of $67,787 and $133,234, respectively, compared with $78,671 and $144,224 for the comparable periods in 2005.

(4)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $6,981 and $13,741 for the 2006 second quarter and first half, respectively, compared with $4,413 and $8,477 for the comparable periods in 2005.

The pro forma presentation of the Company’s 2005 quarterly and full year results of operations reflecting the pro forma effect of stock option expensing within the appropriate line of the results of operations and the pro forma effect on earnings per share for the period presented may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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